                                                                   Exhibit 10.41

                               January 29, 1997


System Software Associates, Inc.
500 West Madison Street
Chicago, Illinois 60661
Attention: Joseph Skadra, Chief Financial Officer

Re:  Extension and Amendment of Senior Note Agreement

Ladies and Gentlemen:

     Reference is hereby made to the Note Agreement dated as of August 15, 1993, by and among System Software Associates, Inc. (the "Company") and Principal Mutual Life Insurance Company and Massachusetts Mutual Life Insurance Company (the "Holders") (as amended, the "Existing Note Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Existing Note Agreement.

     Reference is also hereby made to the Waiver and Second Amendment To Note Agreement, dated as of September 16, 1996, by and among the Company and the Holders (as amended, the "September Waiver") and the Waiver and Sixth Amendment To Note Agreement, dated as of January 7, 1997, by and among the Company and the Holders (the "January Waiver").

     This letter memorializes our understanding and, when executed by you, our agreement, to amend and restate the Existing Note Agreement in its entirety in accordance with the terms and conditions set forth below:

1. The Company and the Holders hereby agree to execute and deliver at the earliest practicable date (but in any event on or prior to February 28, 1997) a definitive restatement of the Existing Note Agreement in a form and substance substantially in accordance with the Existing Note Agreement, with such changes as are necessary to (i) reflect the terms set forth in this letter agreement, and (ii) provide the Holders with rights and remedies (consistent with the terms of this letter agreement) that are no less favorable to the Holders than the rights and remedies of the Banks under the Definitive Bank Restatement (as defined below) (in the form so executed, the "Definitive Restatement").

2. The obligation of the parties hereto to execute and deliver the Definitive Restatement shall be absolute and unconditional, subject only to the following:

     (a) the Company and the Banks (as defined in the January Waiver) shall have executed and delivered a definitive restated Credit Agreement, contemporaneously with the execution of the Definitive Restatement, substantially in the form attached hereto as Exhibit A, together with such changes as the Holders reasonably request that are not inconsistent with the terms of this letter agreement and the letter agreement of even date, herewith among the Banks and the Company (the "Definitive Bank Restatement");

     (b) the Company shall have executed and delivered to each of the Holders a warrant to purchase shares of the Company's common stock substantially in the form of Exhibit B attached hereto (the "Warrants"), and for the respective share amounts set forth below:


          Principal Mutual:     185,096 shares.

          Mass. Mutual:      89,904 shares.

     (c) the Company shall have executed and delivered the Registration Rights Agreement substantially in the form of Exhibit C attached hereto;

     (d) no Event of Default (as defined in the Existing Note Agreement, subject to the operation of Section 8 of this letter agreement) shall have occurred on or after the date hereof and be continuing; and

     (e) the Company shall have paid to the Holders, in such proportions as they shall direct to the Company in writing, an aggregate amount in cash equal to $70,000, payable on January 31, 1997 (the "Equalization Payment").

3. The Definitive Restatement shall contain the following terms and provisions:

     (a) The outstanding principal of the Notes shall be due on November 1, 1997.

     (b) From the date hereof through and including the date of delivery of the foreign subsidiary stock pledges and the other outstanding collateral documents contemplated by the January Waiver which have not been delivered as of the date hereof (the "Remaining Collateral Deliveries"), the interest rate on the outstanding principal balance of the Notes shall be set at a rate of Base Rate (as defined in the Credit Agreement) plus 2% per annum. From and after the date the Remaining Collateral Deliveries are made, the interest rate on the outstanding principal balance of the Notes shall be set at the non-Default rate of Base Rate plus 1% per annum, and a Default rate of Base Rate plus 3% per annum. The Company acknowledges that the Holders shall be entitled to the interest rates set forth herein regardless of when the Definitive Restatement is signed.

     (c) The Company shall be entitled to reduce (but not below zero) any Make-Whole Amount otherwise payable to the Holders under the Definitive Restatement by the full amount of the Equalization Payment received by the Holders.

     (d) The Company shall be required to make a mandatory prepayment, pro-rata to the Banks and the Holders, out of 100% of the proceeds of any debt or equity offering by the Company or any Subsidiary of $100 million or more, in an amount up to the unpaid principal, interest and other obligations then outstanding to the Banks and the Holders. Prior to the Company or any Subsidiary completing any debt or equity offering for less than $100 million, the Company must obtain the prior consent of the Banks and the Holders, which may be granted or withheld in their sole and absolute discretion.

     (e) The financial covenants in Sections 7.1, 7.2, and 7.3 of the Existing Note Agreement (the "Existing Financial Covenants") will be eliminated in their entirety and replaced with the following:

          (i) Cash: The Company will be required to maintain consolidated cash balances as of the end of any calendar week of not less than $6 million.

         (ii) Net worth: The Company will be required to maintain a consolidated net worth of at least $103 million at the end of any fiscal quarter.

         (iii) Expenditures: The Company may not incur consolidated capital expenditures plus capitalized software expenditures in excess of $16 million in any fiscal quarter.

From and after the date hereof the Company shall comply with each of the foregoing covenants and failure to so comply shall constitute an Event of Default under the Existing Note Agreement.

     4. The Company will be required to complete the Remaining Collateral Deliveries by no later than March 31, 1997.

     5.(a) The Warrant exercise price shall be the average of the closing price of the Company's common stock for the 15 consecutive trading days preceding issuance of the Warrants or such other 15 day period as to which the Company and the Holders may mutually agree.

     (b) The Warrant holders will agree to a 90 day lock-up (selling restriction) from the closing of any underwritten equity or convertible debt offering by the Company that results in principal repayments to the Banks and Holders.

6. The Holders hereby waive each of the Acknowledged Defaults (as defined in the January Waiver) and each of the following additional Events of Default under the Existing Note Agreement: (i) default under of the Existing Note Agreement arising out of the Company's recent change in accounting method for reseller agreements, (ii) default under the Existing Note Agreement due to the failure to give proper written notice of the recently filed litigation against the Company to the Holders in the manner required by the Existing Note Agreement, (iii) the default due to the Company's failure to timely comply with the collateral delivery requirements in Section 5.2 of the January Waiver, (iv) default under
Section 8.1 of the Existing Note Agreement arising out of the Company's defaults under the Credit Agreement and the Bank Waiver (as each such term is defined in the January Waiver), and (v) default under Section 8.1 of the Existing Note Agreement arising out of the failure to timely notify the Holders of the defaults referenced in clauses (i) through (iv) hereof (collectively, together with the Acknowledged Defaults, the "Stated Defaults").

7. In the event of any inconsistency between the terms of this letter agreement, on the one hand, and Sections 4.1 and 4.4(b) of the September Waiver and Sections 1.1(b) and 5.2 of the January Waiver, on the other hand, the terms of this letter agreement shall control, and said sections of the January Waiver and September Waiver shall no further force and effect unless this Agreement is hereafter terminated upon the occurrence of a new Event of Default. Subject to
Section 8 of this letter agreement, any Event of Default by the Company after the date hereof under Section 8 of the Existing Note Agreement shall constitute an Event of Default under the Existing Note Agreement.

8. From the date hereof through and including the execution of the Definitive Restatement, the Holders hereby waive the Company's requirement to comply with the Existing Financial Covenants.

9. This letter agreement may be executed by facsimile signatures. The parties agree to exchange original signature pages hereto promptly after the date hereof via first-class mail. This letter agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same letter agreement.

     If you are in agreement with the foregoing, please sign where indicated below and return an executed copy of this letter agreement to each of the undersigned at their respective addresses as set forth in the Existing Note Agreement.

                         MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

                         By: /s/ Mark A. Ahmed
                             ---------------------------------------
                         Title: Managing Director
                                ------------------------------------

                         PRINCIPAL MUTUAL LIFE INSURANCE COMPANY

                         By: /s/ John Cleavenger
                             ---------------------------------------
                         Title: Counsel
                                ------------------------------------

                         By: /s/ Kent T. Kelsey
                             ---------------------------------------
                         Title: Counsel
                                ------------------------------------


ACCEPTED AND AGREED:

SYSTEM SOFTWARE ASSOCIATES, INC.

By: /s/ Joseph Skadra
    ---------------------------------------
Title: Chief Financial Officer
       ------------------------------------